Exhibit 10.3

AMENDED AND RESTATED COMPASS MINERALS INTERNATIONAL, INC.

EXECUTIVE SEVERANCE PLAN

(Effective as of May 15, 2020)

1.	Purpose.

Compass Minerals International, Inc. (the “Company”) desires to amend and restate in its entirety the Compass Minerals International, Inc. Executive Severance Plan, effective as of May 15, 2020. This Amended and Restated Compass Minerals International, Inc. Executive Severance Plan (this “Plan”) is a top-hat welfare plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and is intended to provide financial protection in the event of unexpected job loss to certain executive officers of the Company who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management.

2.	Definitions.

As used herein, the terms identified below shall have the meanings indicated:

“2020 Incentive Award Plan” means the Compass Minerals International, Inc. 2020 Incentive Award Plan, as amended from time to time.

“Administrator” means the Compensation Committee of the Board of Directors of the Company.

“Board” means the Board of Directors of the Company.

“Cause” means the Company’s termination of an Eligible Executive’s employment with the Company or a subsidiary of the Company as a result of (i) Eligible Executive’s (A) conviction of, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude or (B) indictment for a felony or misdemeanor under the federal securities laws, (ii) the Eligible Executive’s willful misconduct or gross negligence in connection with Eligible Executive’s duties to the Company or any subsidiary resulting in material harm to the Company or any subsidiary, (iii) the Eligible Executive’s willful failure to substantially perform, or breach of, Eligible Executive’s duties or responsibilities to the Company or any subsidiary, (iv) willful breach by the Eligible Executive of (A) the Restrictive Covenant Agreement or (B) the Confidentiality Agreement entered into between the Eligible Executive and the Company or any subsidiary (the “Confidentiality Agreement”), (v) the Eligible Executive’s fraud, embezzlement, theft, or material dishonesty against the Company or any subsidiary, (vi) the Eligible Executive’s willful violation of a policy or procedure of the Company or any subsidiary, resulting in material harm to the Company or any subsidiary, or (vii) the Eligible Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board. For purposes of this definition of “Cause”, “willful” means those acts taken/not taken in bad faith and without reasonable belief such action/inaction was in the best interests of the Company or its subsidiaries. Any action/inaction, based upon authority given pursuant to a resolution duly adopted by the Board will be conclusively presumed to be done, or omitted to be done, by the Eligible Executive in good faith and in the best interests of the Company. The Company must notify the Eligible Executive of an event constituting Cause within ninety (90) days following the Company’s knowledge of its existence or such event shall not constitute Cause under this Plan.

“Change in Control Severance Agreement” means an agreement between any employee of the Company or a subsidiary of the Company, on the one hand, and the Company, on the other hand, providing for certain severance benefits to be paid to the employee upon the occurrence of, or following, a change in control of the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

“Disability” means the Eligible Executive must, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, be receiving or be reasonably expected to receive income replacement benefits for a period of not less than three months under an accident and health plan covering the Eligible Executive (or, if none, covering the Company’s employees).

“Eligible Executive” means a key employee of the Company or a subsidiary of the Company who:

i.	Has been designated an “executive officer” by the Board of Directors of the Company and designated eligible for this Plan by the Administrator; and

ii.

is not a party to an employment agreement or other agreement with the Company pursuant to which severance benefits (other than relating to a change in control) or payments are provided for (other than equity award, annual incentive, supplemental retirement, deferred compensation or similar plans or agreements which contain provisions operative on the Eligible Executive’s involuntary termination from the Company), unless otherwise determined by the Administrator.

“Good Reason” means the Eligible Executive’s voluntary termination of employment (e.g., resignation) with the Company or a subsidiary of the Company as a result of:

i.

a material adverse change in the Eligible Executive’s duties or responsibilities; provided, however, that none of (A) a modification to a portion of the Company’s overall business, (B) a change in the Eligible Executive’s reporting structure, title, duties or responsibilities, in each case that occurs solely a result of the Company no longer being a publicly traded entity, or (C) a change in the Eligible Executive’s duties or responsibilities, in each case that is part of an across-the-board change in duties or responsibilities of employees at the Eligible Executive’s level shall in and of itself constitute Good Reason;

ii.

any material reduction in the Eligible Executive’s target total direct compensation (which includes annual base salary, annual incentives and long-term incentives); provided, however, that Good Reason shall not include such a reduction of less than 10% that is part of an across-the-board reduction applicable to employees at the Eligible Executive’s level;

iii.

any material breach by the Company or one of its subsidiaries of this Plan with respect to the Eligible Executive or any material compensation agreement between the Company and the Eligible Executive; or

iv.

Company’s relocation of Eligible Executive’s primary office location more than 50 miles from Eligible Executive’s primary office location prior to such relocation and more than 50 miles from Eligible Executive’s principal residence.

Notwithstanding the foregoing, no voluntary termination by the Eligible Executive shall constitute a termination with “Good Reason” unless (A) the Eligible Executive has given written notice of the proposed termination due to Good Reason, with particulars, to the Company’s Chief Executive Officer or Corporate Secretary not later than ninety (90) days of the Eligible Executive’s initial knowledge of the occurrence of such condition; (B) the Company has an opportunity for thirty (30) days after such notice is received by the Company within which to remedy such condition, and fails to reasonably cure such condition; and (C) the Eligible Executive resigns within one hundred and fifty (150) days after the initial occurrence of the condition potentially giving rise to Good Reason.

“Qualifying Departure” means an Eligible Executive’s employment with the Company or a subsidiary of the Company is terminated solely as a result of or in connection with a sale or other divestiture by the Company of a division, subsidiary or other business segment (including, without limitation, by sale of shares of stock or of assets) pursuant to which the Eligible Executive’s employer ceases to be the Company or a subsidiary of the Company, but the Eligible Executive was offered continued employment by the acquirer or transferee employer in such sale or divesture or transfer on terms such that, if accepted by the Eligible Executive, such continued employment would not result in any of the events described in clauses (i), (ii), (iii), or (iv) of the definition of Good Reason and would entitle, for a two-year period immediately following such sale or divestiture or transfer, the Eligible Executive to participate in a severance plan or agreement providing substantially similar severance rights and benefits as the Eligible Executive was entitled to receive pursuant to this Plan.

“Qualifying Termination” means an Eligible Executive’s voluntary termination of employment with the Company or a subsidiary of the Company for Good Reason or an involuntary termination of an Eligible Executive’s employment with the Company or a subsidiary of the Company without Cause and other than as a result of the Eligible Executive’s death or Disability. Notwithstanding the foregoing, an Eligible Executive does not experience a Qualifying Termination in connection with a Qualifying Departure.

“Restrictive Covenant Agreement” means an agreement between certain employees of the Company or its subsidiaries, on the one hand, and the Company, on the other hand, entered into in connection with the employee’s execution of a Change in Control Severance Agreement.

“Specified Employee” means any employee of the Company or a subsidiary of the Company that the Company determines is a Specified Employee within the meaning of Section 409A of the Code.

“Termination Date” means the date on which an Eligible Executive has a “separation from service,” within the meaning of Section 409A of the Code, from the Company or a subsidiary of the Company.

3.	Eligibility.

a) Eligible Executives. Only Eligible Executives shall be entitled to receive benefits under this Plan. The Administrator shall limit the class of persons selected to participate in the Plan to a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA.

b) Qualifying Termination. Subject to the conditions of this Plan, including Section 8(a) and Section 9, the Company will pay severance benefits pursuant to Section 4 of this Plan to an Eligible Executive on a Qualifying Termination. Severance benefits will not be paid pursuant to Section 4 of this Plan to an Eligible Executive if he or she is entitled to receive a severance benefit from his or her Change in Control Severance Agreement in connection with his or her Qualifying Termination.

c) Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under this Plan to an Eligible Executive if the Eligible Executive terminates employment with the Company under any circumstances that do not constitute a Qualifying Termination.

4.	Amount and Payment of Benefits upon a Qualifying Termination.

Subject to Section 8(a) and Section 9 of this Plan, an Eligible Executive who incurs a Qualifying Termination shall be entitled to receive the following severance benefits described in this Section 4:

a) Payment. Unless otherwise provided herein, an Eligible Executive who incurs a Qualifying Termination shall receive a severance payment in an amount equal to the sum of:

i.	one (1) times the Eligible Executive’s annual base salary as of the Eligible Executive’s Termination Date;

ii.

the greater of (A) one (1) times the amount that the Eligible Executive would have received as an annual bonus under the 2020 Incentive Award Plan (or the annual cash bonus plan then in use by the Company and applicable to the Eligible Executives) for, and relating to, the plan year in which the Termination Date occurs, if the Eligible Executive had remained employed through the end of the applicable performance year and an “at target” level of performance was achieved for such plan year; and (B) one (1) times the average of the amount that the Eligible Executive actually received as an annual bonus under the 2020 Incentive Award Plan (or the annual cash bonus plan then in use by the Company and applicable to the Eligible Executives) for, and relating to, the three (3) plan years immediately prior to the plan year in which the Termination Date occurs (or, in the event the Eligible Executive has not been employed by the Company for such three (3) plan years, such number of years prior to the plan year in which the Termination Date occurs that the Eligible Executive has actually received an annual bonus under such plan or plans); and

iii.

one (1) times the amount equal to the aggregate premium cost to cover the existing coverage for the Eligible Executive and his or her eligible dependents, if any, for eighteen (18) months under the Company’s health, vision and dental plans in effect as of the date of the Qualifying Termination; provided that such amount will include the aggregate premium cost to cover the Eligible Executive’s dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company before the Qualifying Termination.

The severance payment pursuant to Section 4(a) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within the sixty (60)-day period following the Eligible Executive’s Termination Date.

Notwithstanding any other provision of this Plan, if the Eligible Executive is a Specified Employee on his or her Termination Date, any portion of the severance payment under this Section 4(a) which may constitute non-exempt “nonqualified deferred compensation” subject to Section 409A of the Code shall be delayed, if determined necessary by the Company for the avoidance of penalties and/or excise taxes under Section 409A of the Code, until the earlier of (A) the first day after six-months following such Termination Date, and (B) the date the Eligible Executive dies following such Termination Date.

b) Outplacement Services. The Company shall provide the Eligible Executive with access to outplacement counseling services from a firm that the Company selects at no cost to the Eligible Executive, subject to the timing requirements in Section 8(l). If the Eligible Executive chooses to not use or access such outplacement counseling services, the Company shall not provide any payment to the Eligible Executive in lieu of such services.

c) Equity Awards. Notwithstanding the terms or conditions of any applicable equity award agreement, rules of the plan or grant notice, and solely to the extent that (x) the vesting benefits under this Section 4(c) are more favorable to the Eligible Executive or (y) the applicable award agreement or grant notice does not explicitly waive or modify the vesting benefits described below, any and all previously granted and unvested equity awards issued by the Company and held by an Eligible Executive who incurs a Qualifying Termination on his or her Termination Date (“Equity Awards”) shall be treated as follows:

i.

RSUs. Subject to Section 8(l), any Equity Awards that are restricted stock units (“RSUs”) will fully accelerate and vest and will be paid within the sixty (60)-day period following the Eligible Executive’s Termination Date, in the form of, at the discretion of the Administrator, either (x) shares of the Company’s common stock; or (y) cash, with each cash payment in an amount equal to the value of the shares of the Company’s stock underlying the RSUs that have vested pursuant to this Section 4(c)(i) on the applicable payment date, calculated based on the closing market price at which a share of the Company’s stock would have been sold on such payment date or the next trading date if such payment date was not a trading date, less all applicable withholding taxes.

ii.

Equity Awards other than RSUs. All other vested Equity Awards and any Equity Awards that are not RSUs will be subject solely to the terms and conditions of the 2020 Incentive Award Plan, grant notice and award agreement or rules of the plan pursuant to which such Equity Award was granted and will not be affected by this Section 4(c).

5.	Section 280G.

No Eligible Executive is entitled to receive additional payment from the Company by reason of the excise tax required by Section 4999(a) of the Code being imposed on the Eligible Executive for any amounts received constituting an excess parachute payment as defined in Section 280G of the Code.

a) Notwithstanding anything herein or in the Eligible Executive’s Change in Control Severance Agreement to the contrary, in the event that the Company’s then current independent registered public accounting firm or another accounting or similar firm selected by the Company, subject to the Eligible Executive’s approval which shall not be unreasonably withheld (the “Accounting Firm”), shall determine that any payment or distribution of any type to or for the Eligible Executive’s benefit made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Code and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Plan, the Change in Control Severance Agreement or otherwise (collectively, the “Total Payments”), would be subject to the excise tax imposed by

Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then the Accounting Firm shall determine whether such payments or distributions or benefits shall be reduced to such lesser amount as would result in no portion of such payments or distributions or benefits being subject to the Excise Tax. Such reduction shall occur if and only to the extent that it would result in the Eligible Executive retaining, on an after-tax basis (taking into account federal, state and local income taxes, employment, social security and Medicare taxes, the imposition of the Excise Tax and all other taxes, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Eligible Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Eligible Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made) a larger amount as a result of such reduction than the Eligible Executive would receive, on a similar after tax basis, if the Eligible Executive received all of the Total Payments. If the Accounting Firm determines that the Eligible Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Eligible Executive may elect, at his option, to retain all of the Total Payments. If the Total Payments are to be reduced, the reduction shall occur in the following order: (1) reduction of cash payments for which the full amount is treated as a “parachute payment” (as defined under Section 280G of the Code and the regulations thereunder); (2) cancellation of accelerated vesting (or, if necessary, payment) of cash awards for which the full amount is not treated as a parachute payment; (3) reduction of any continued employee benefits; and (4) cancellation or reduction of any accelerated vesting of equity awards. In selecting the equity awards (if any) for which vesting will be cancelled or reduced under clause (4) of the preceding sentence, awards shall be selected in a manner that maximizes the after-tax aggregate amount of reduced Total Payments provided to the Eligible Executive, provided that if (and only if) necessary in order to avoid the imposition of an additional tax under Section 409A, awards instead shall be selected in the reverse order of the date of grant. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. The Eligible Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite Section 280G of the Code computations and analysis, and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Eligible Executive and the Company to that effect. In the absence of manifest error, all determinations made by the Accounting Firm under this Section 5 shall be binding on the Eligible Executive and the Company and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the later of the Eligible Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm.

b) To the extent requested by the Eligible Executive, the Company shall cooperate with the Eligible Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services to be provided by the Eligible Executive (including the Eligible Executive agreeing to refrain from performing services pursuant to a covenant not to compete) before, on or after the date of the transaction which causes the application of Section 280G of the Code such that payments in respect of such services may be considered to be “reasonable compensation” within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of such final regulations in accordance with Q&A-5(a) of such final regulations.

c) If it is ultimately determined (by IRS private letter ruling or closing agreement, court decision or otherwise) that the Eligible Executive’s Total Payments were reduced by too much or by too little in order to accomplish the purpose of this Section 5, the Eligible Executive and the Company shall promptly cooperate to correct such underpayment or overpayment in a manner consistent with the purpose of this Section 5, provided, however, that in no event shall such a correction be made if doing so would be a violation of the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

6.	Administration/Amendment/Termination.

a) Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.

b) Amendment; Termination. The Administrator expressly reserves the right to amend this Plan, in whole or in part, at any time and in any way it determines to be advisable or to terminate this Plan; provided that if the amendment or termination will materially adversely affect the rights of any Eligible Executive who, prior to the amendment or termination, became entitled to benefits under the Plan, the Company must obtain the Eligible Executive’s written consent to the amendment or termination.

7.

Claims for Benefits. Claims for benefits under this Plan are governed by the Plan’s claims procedure (the “Executive Benefits Claims Procedure”), a copy of which is available from the Company’s Corporate Secretary or Chief Legal and Administrative Officer.

8.	Miscellaneous Provisions.

a) Release. In consideration of the covenants under this Plan and as a condition precedent to receiving any payments under this Plan, an Eligible Executive or the Eligible Executive’s Beneficiary (as defined in Section 8(c)) shall (i) execute and deliver to the Company a release of all claims in a form to be provided by the Company, which shall include standard representations and covenants, including without limitation with respect to confidentiality, cooperation and non-disparagement, within twenty-two (22) days following the Eligible Executive’s Termination Date (or any such longer period if required by applicable law and communicated to the Eligible Executive) and (ii) not revoke the release during the seven (7) day period following the date that the Eligible Executive executed the release. The Company shall supply a form of such release to the Eligible Executive no later than the Termination Date.

b) Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

c) Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Eligible Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Eligible Executive dies before the end of the period over which such Eligible Executive is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Executive or to the person or legal entity who acquired the rights to such benefits by bequest or inheritance (the “Beneficiary”), provided such Beneficiary satisfies the release requirements in Section 8(a). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Eligible Executive, nor shall it be subject to attachment or legal process for, or against, the Eligible Executive and the same shall not be recognized under this Plan.

d) Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

e) No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is employment-at-will. As such, termination of employment may be initiated by the Eligible Executive or by the Company at any time for any reason that is not unlawful, with or without Cause.

f) Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Kansas, without regard to any conflict of law principles. Subject to the Executive Benefits Claims Procedure, any action concerning this Plan shall be brought in a court of competent jurisdiction in Johnson County, Kansas, and each party consents to the venue and jurisdiction of such court.

g) Entire Plan. This Plan constitutes the Company’s entire Plan for the Eligible Executives and, except as provided in an Eligible Executive’s Change in Control Severance Agreement and the Executive Benefits Claims Procedure, Section 8(h) and Section 9 of this Plan, supersedes any and all previous representations, agreements, understandings and plans with respect to general severance benefits for the Eligible Executives, and any such representations, agreements, understandings and plans with respect to Eligible Executive severance are hereby canceled and terminated in all respects.

h) Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

i) No Mitigation Required. The Eligible Executive shall not be required to mitigate the amount provided for in Section 4 of this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4 of this Plan be reduced by any compensation earned by the Eligible Executive as the result of employment by another employer after the date of termination, or otherwise.

j) Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

k) Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.

l) Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered and interpreted in accordance with such intent. Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Any reference in this Plan to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Eligible Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Eligible Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which the Eligible Executive’s Termination Date occurred. The outplacement benefits provided pursuant to Section 4(b) must be provided prior to the end of the second year following the year in which the Eligible Executive’s Termination Date occurred.

9.	No Duplication of Benefits.

Notwithstanding the foregoing, any benefits received by an Eligible Executive pursuant to this Plan shall be in lieu of any general severance policy maintained by the Company except to the extent any such substitution in severance benefits or payment timing would result in a violation of Section 409A of the Code. There shall be no duplication of benefits under this Plan and any Eligible Executive’s Change in Control Severance Agreement and in the event of any such potential duplication of benefits, the benefits under the Eligible Executive’s Change in Control Severance Agreement shall control.

COMPASS MINERALS INTERNATIONAL, INC.

By:	/s/ Kevin S. Crutchfield
Name:	Kevin S. Crutchfield
Title:	President and Chief Executive Officer
Date:	May 15, 2020